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                                                                    Exhibit 8b



                   AMENDMENT TO MASTER CUSTODIAN AGREEMENT


        Agreement made by and between State Street Bank and Trust Company (the Custodian ) and each investment company advised by John Hancock Advisers, Inc. which has adopted the Master Custodian Agreement (each a Fund ).

        WHEREAS, the Custodian and the Fund are parties to a custodian contract dated June 15, 1994 (the Master Custodian Agreement ) governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

        WHEREAS, the Custodian and the Fund desire to amend the terms and conditions under which the Custodian maintains the Fund s securities and other non-cash property in the custody of certain foreign sub-custodians in conformity with the requirements of Rule 17f-5 under the Investment Company Act of 1940, as amended;

        NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the Master Custodian Agreement by the addition of the following terms and provisions;

        1. Notwithstanding any provisions to the contrary set forth in the Master Custodian Agreement, the Custodian may hold securities and other non-cash property for all of its customers, including the Fund, with a foreign sub-custodian in a single account that is identified as belonging to the Custodian for the benefit of its customers, PROVIDED HOWEVER, that (i) the records of the Custodian with respect to securities and other non-cash property of the Fund which are maintained in such account shall identify by book-entry those securities and other non-cash property belonging to the Fund and (ii) the Custodian shall require that securities and other non-cash property so held by the foreign sub-custodian be held separately from any assets of the foreign sub-custodian, Custodian or of others.

        2. Except as specifically superseded or modified herein, the terms and provisions of the Master Custodian Agreement shall continue to apply with full force and effect.

        IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in duplicate by its duly authorized representative this 15th day of September, 1995.


                                        JOHN HANCOCK FUNDS LISTED ON APPENDIX A

                                        By:      /s/ James B. Little
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                                        Title:  Senior Vice President
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                                        STATE STREET BANK AND TRUST COMPANY

                                        By:     /s/ Ronald E. Logue
                                                -------------------------

                                        Title:  Executive Vice President
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